UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 19, 2007

AMERIGROUP Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31574	54-1739323
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4425 Corporation Lane, Virginia Beach, Virginia		23462
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(757) 490-6900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 8.01 Other Events.

On January 19, 2007, AMERIGROUP Corporation (the "Company") entered into a commitment letter with Goldman Sachs Credit Partners L.P. ("GSCP") and Wachovia Capital Markets, LLC ("WCM"), for a senior secured credit facility of up to $600,000,000 in the aggregate (the "Commitment Letter"). Subject to the terms of the Commitment Letter, GSCP and WCM have committed to provide (i) up to $550,000,000 of financing under a senior secured synthetic letter of credit facility (the "Synthetic LC Facility") and (ii) up to $50,000,000 of financing under a senior secured revolving credit facility (the "Revolver Facility" and collectively with the Synthetic LC Facility, the "Facilities"), each with a term of up to five years.

The primary purpose of the Synthetic LC Facility is to enable the Company to post an irrevocable letter of credit in order to stay the enforcement of the judgment (the "Judgment") against the Company and its Illinois subsidiary, AMERIGROUP Illinois, Inc., in Tyson v. Amerigroup Illinois, Inc., U.S. District Court for the Northern District of Illinois, Eastern Division, Case No. 02-C-6074, in the event the Court enters a final judgment in excess of the initial $48,000,000 judgment. The Company expects the entry of the Judgment following the parties’ oral arguments on all post-trial motions. The Company expects that the oral arguments on the post-trial motions, currently scheduled for February 7, 2007, may be postponed to allow the Court additional time to consider the parties' positions on the imposition of damages and penalties. Additional information on Tyson v. Amerigroup Illinois, Inc. can be found in the Company’s periodic SEC filings, including: the Company's Current Reports on Form 8-K filed on December 19, 2006 and December 5, 2006, and the Company's Periodic Report on Form 10-Q, filed on November 14, 2006 for the quarterly period ended September 30, 2006.

The Revolver Facility is expected to be available to refinance the Company’s existing credit facility, for ongoing working capital and general corporate purposes.

The documentation governing the Facilities has not been finalized and the actual terms, amounts and uses of the Facilities may differ from those described herein. There can be no assurance that the parties will be able to finalize the documentation governing the Facilities or that the Company will be able to satisfy the conditions to close the Facilities. In the event that the Company is unable to close the Facilities, no assurance can be given that the Company would be able to (i) obtain a bond in a form necessary to stay enforcement of the Judgment or (ii) arrange alternative financing necessary to obtain a bond that would not have a material adverse effect on the Company’s financial position, results of operation or liquidity.

The Commitment Letter conditions the availability of the Facilities on certain customary closing conditions, including but not limited to (i) the absence of a material adverse change (other than the Judgment), (ii) the execution of satisfactory definitive loan and closing documentation, (iii) timeframe limitations, (iv) the accuracy of the Company’s representations and warranties at closing, (v) the delivery of certain financial statements, and (vi) the satisfaction by the Company and its subsidiaries of a maximum leverage ratio and a minimum unrestricted cash balance at closing.

The loan documents governing the Facilities are expected to contain representations and warranties, financial, affirmative and negative covenants and events of default as are usual and customary for financings of this kind. The Company’s obligations under the Facilities will be secured by a first priority security interest in all assets of the Company and a pledge of 100% of the capital stock of each domestic subsidiary of the Company.

These Facilities have no impact on the Company's 2006 earnings. The Company will discuss the potential impact, if any, on our 2007 earnings outlook in our previously announced fourth quarter earnings release, which will be issued on February 14, 2007 at the close of the market.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIGROUP Corporation

January 26, 2007	By:	James W. Truess

Name: James W. Truess
Title: Executive Vice President and Chief Financial Officer